BERGSTROM CAPITAL CORPORATION

				FORM N-SAR

			For Period Ending 12/31/96

			 File Number (c) 811-1641
			  Attachments Per Item 77


Sub-Item 77C. Matters submitted to a vote of security holders:

	       (a)  The annual meeting of stockholders was held on
		      November 4, 1996.


	       (b)  The following directors were elected at the meeting-
		      William L. McQueen and Norman R. Nielsen.

		      The following directors are the other directors now in office Erik E. Bergstrom, George Cole Scott, C.H. Williams.


	       (c)  Other matters voted upon at the meeting:

							 Affirmative      Negative
							  Votes Cast     Votes Cast


		      (1)  Ratification of
			     selection of
			     independent
			     accountants.                 995,589             3,911


	(d)  None.